Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Pinnacle Foods Inc (formerly known as “Crunch Holding Corp”) of our report dated June 9, 2010 relating to the consolidated statements of operations, comprehensive earnings, shareholders’ equity and cash flows of Pinnacle Foods Inc, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 1, 2013